Registration No. 33-_____
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            FIRST SOUTH BANCORP, INC.

             (Exact name of registrant as specified in its charter)

          South Carolina                                      57-1086258
  (State or other jurisdiction of                          (I.R.S. Employer
  incorporation or organization)                          Identification No.)

        1450 John B. White Sr., Blvd., Spartanburg, South Carolina 29306
              (Address of principal executive offices and zip code)

                            FIRST SOUTH BANCORP, INC.
                        2005 INCENTIVE STOCK OPTION PLAN

                            FIRST SOUTH BANCORP, INC
                             1996 STOCK OPTION PLAN
                              (Full title of Plans)

           Barry L. Slider                            Copies to:
President and Chief Executive Officer          George S. King, Jr., Esquire
      First South Bancorp, Inc.               Haynsworth Sinkler Boyd, P.A.
 1450 John B. White, Sr., Boulevard    1201 Main Street, 22nd Floor (29201-3226)
   Spartanburg, South Carolina 29306         Post Office Box 11889 (29211-1889)
(Name and address of agent for service)           Columbia, South Carolina

            (864) 595-0455
     (Telephone number, including                       (803) 779-3080
   area code, of agent for service)

                         Calculation of Registration Fee
                                                                                         Proposed
                                                                                          maximum
   Title of securities           Amount to be         Proposed maximum offering     aggregate offering              Amount of
    to be registered             Registered(1)           price per share(2)              price(2)               registration fee
    ----------------             -------------           ------------------              --------               ----------------
Common Stock,
no par value                        503,646                    $31.30                 $15,764,119.80                $1,855.44

(1) Represents 350,000 shares of common stock to be registered under the First South Bancorp, Inc. 2005 Incentive Stock Option Plan and 153,646 shares of common stock to be registered under the First South Bancorp, Inc. 1996 Stock Option Plan. This registration statement also covers such indeterminate number of additional shares as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the bid and asked prices reported on September 22, 2005.

                                                         Exhibit Index on page 6

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The documents containing the information specified in Part I of Form S-8 will be sent or given to persons chosen to participate in the First South Bancorp, Inc. 2005 Incentive Stock Option Plan and/or the First South Bancorp, Inc. 1996 Stock Option Plan as required by Rule 428(b)(1) promulgated under the Securities Act of 1933.

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The Registrant hereby incorporates by reference herein the following documents:

     (a) The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2004.

     (b) The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2005 and June 30, 2005;

     (c) The Registrant's Current Reports on Form 8-K filed February 17, 2005, April 28, 2005, May 16, 2005 and September 23, 2005; and

     (d) The description of the Registrant's common stock contained in the Registrant's Form 8-A, File No. 000-28037, filed November 12, 1999, as amended in Registrant's Form 8-K, filed September 23, 2005, and in any subsequent amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Article 5.E. of the Registrant's Articles of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of his fiduciary duty as a director; provided, however, that Article 5.E. shall not eliminate or limit the liability of a director (i) for the breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) imposed for unlawful distributions as set forth in Section 33-8-330 of the South Carolina Business Corporation Act of 1988, as it may be amended from time to time (the "Corporation Act"), or (iv) for any transaction from which the director derives an improper personal benefit. Article 5.E. provides further that it will eliminate or limit the liability of a director only to the maximum extent permitted from time to time by Section 33-2-102(e) and by the Corporation Act or any successor law or laws. Any repeal or modification of the foregoing protection by the shareholders of the Registrant will not adversely affect any right or protection of a director existing at the time of such repeal or modification.

         Each of Section 2 of the Registrant's 2005 Incentive Stock Option Plan and Section 3 of the Registrant's 1996 Stock Option Plan provides that no member of the Registrant's Board shall be liable for any action or determination made


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

in good faith with respect to such plan or any option granted thereunder. Each plan further provides that members of the Board shall be eligible for indemnification from the Registrant, pursuant to the Registrant's bylaws, for any expenses, judgments or other costs incurred as a result of a lawsuit filed against them or any one of them claiming any rights or remedies due to their participation in the administration of such plan.

         Under the Corporation Act, a corporation has the power to indemnify directors and officers who meet the standards of good faith and reasonable belief that conduct was lawful and in the corporate interest (or not opposed thereto) set forth in the Corporation Act. The Corporation Act also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions even though the insurance coverage is broader than the power of the corporation to indemnify. Under the Corporation Act, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer against reasonable expenses incurred by him in connection with the proceeding. The Registrant's Articles of Incorporation do not provide otherwise. The provisions of the Corporation Act which deal with indemnification are codified at Sections 33-8-500 through -580 of the Code of Laws of South Carolina 1976, amended.

         In  addition,   the  Registrant   maintains  directors'  and  officers'
liability insurance for the benefit of its directors and officers.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         4.1    First South Bancorp, Inc. 2005 Stock Option Plan

         4.2    First South Bancorp, Inc. 1996 Stock Option Plan

         5      Opinion of Haynsworth Sinkler Boyd, P.A.

         23.1   Consent of Haynsworth Sinkler Boyd, P.A. (included in Exhibit 5)

         23.2   Consent of Cherry Bekaert & Holland, L.L.P.

         24     Power of Attorney (included on signature page)

Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes to:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to 17 C.F.R. ss. 230.424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

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

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spartanburg, State of South Carolina on September 21, 2005.

         First South Bancorp, Inc.

              s/Barry L. Slider
         By:----------------------------------------------
              Barry L. Slider
              Resident and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities indicated on September 21, 2005.

              s/V. Lewis Shuler
         By: ----------------------------------------------
              V. Lewis Shuler
              Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barry L. Slider and V. Lewis Shuler, jointly and severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 21, 2005.

Signature                                            Title

s/ Harold E. Fleming, M.D.
------------------------------------------           Director
Harold E. Fleming, M.D.

------------------------------------------           Director
Joel C. Griffin

s/ Roger A. Habisreutinger
------------------------------------------           Chairman, Director
Roger A. Habisreutinger

s/ Herman E. Ratchford
------------------------------------------           Director
Herman E. Ratchford

s/ Chandrakant V. Shanbhag
------------------------------------------           Director
Chandrakant V. Shanbhag
 s/ Barry L. Slider
------------------------------------------           President, Chief Executive
Barry L. Slider                                        Officer, Director

s/ David G. White
------------------------------------------           Director
David G. White



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


                                  EXHIBIT INDEX

EXHIBIT

  4.1          First South Bancorp, Inc. 2005 Incentive Stock Option Plan

  4.2          First South Bancorp, Inc. 1996 Stock Option Plan

  5            Opinion of Haynsworth Sinkler Boyd, P.A.

  23.1         Consent of Haynsworth Sinkler Boyd, P.A. (included in Exhibit 5)

  23.2         Consent of Cherry Bekaert & Holland, L.L.P.

  24           Power of Attorney (included on signature page)






































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